Table of Contents

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended September 30,
	2015	2014
Operating Revenues:
Utility	$57,507	$60,756
Nonutility	83,555	61,671
Total Operating Revenues	141,062	122,427
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	21,808	23,205
- Nonutility	77,316	52,868
Operations	33,150	29,939
Maintenance	4,188	3,275
Depreciation	18,422	16,057
Energy and Other Taxes	1,231	1,196
Total Operating Expenses	156,115	126,540
Operating Loss	-15,053)	-4,113)

Other Income and Expense	2,241	3,419
Interest Charges	-8,107)	-6,768)
Loss Before Income Taxes	-20,919)	-7,462)
Income Taxes	10,968	8,325
Equity in Loss of Affiliated Companies	-2,581)	-5,139)
Loss from Continuing Operations	-12,532)	-4,276)
Loss from Discontinued Operations - (Net of tax benefit)	-91)	-120)
Net Loss	$-12,623)	$-4,396)

Basic Earnings Per Common Share:
Continuing Operations	$-0.18)	$-0.07)
Discontinued Operations	0	0
Basic Earnings Per Common Share	$-0.18)	$-0.07)

Average Shares of Common Stock Outstanding - Basic	68,607	66,332

Diluted Earnings Per Common Share:
Continuing Operations	$-0.18)	$-0.07)
Discontinued Operations	0	0
Diluted Earnings Per Common Share	$-0.18)	$-0.07)

Average Shares of Common Stock Outstanding - Diluted	68,607	66,332

Dividends Declared Per Common Share	$0.25	$0.24

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements. All share and per share amounts were adjusted for all periods presented for the 2-for-1 stock split, effected in the form of a stock dividend, effective on May 8, 2015. See Note 1.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Nine Months Ended September 30,
	2015	2014
Operating Revenues:
Utility	$399,332	$339,988
Nonutility	302,393	265,911
Total Operating Revenues	701,725	605,899
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	191,683	150,905
- Nonutility	240,093	232,253
Operations	108,813	99,941
Maintenance	12,114	9,715
Depreciation	52,671	46,543
Energy and Other Taxes	4,693	4,390
Total Operating Expenses	610,067	543,747
Operating Income	91,658	62,152

Other Income and Expense	7,522	9,972
Interest Charges	-24,182)	-20,698)
Income Before Income Taxes	74,998	51,426
Income Taxes	-2,366)	5,966
Equity in Loss of Affiliated Companies	-17,970)	-3,756)
Income from Continuing Operations	54,662	53,636
Loss from Discontinued Operations - (Net of tax benefit)	-441)	-513)
Net Income	$54,221	$53,123

Basic Earnings Per Common Share:
Continuing Operations	$0.80	$0.81
Discontinued Operations	-0.01)	0
Basic Earnings Per Common Share	$0.79	$0.81

Average Shares of Common Stock Outstanding - Basic	68,491	65,932

Diluted Earnings Per Common Share:
Continuing Operations	$0.80	$0.81
Discontinued Operations	-0.01)	0
Diluted Earnings Per Common Share	$0.79	$0.81

Average Shares of Common Stock Outstanding - Diluted	68,689	66,082

Dividends Declared per Common Share	$0.75	$0.71

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements. All share and per share amounts were adjusted for all periods presented for the 2-for-1 stock split, effected in the form of a stock dividend, effective on May 8, 2015. See Note 1.